Exhibit 99.2

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS ANNOUNCES THE ISSUANCES OF THREE ADDITIONAL QNEXA® PATENTS

New Patents Broaden Protection for Qnexa

MOUNTAIN VIEW, Calif., March 8, 2010 — VIVUS, Inc. (Nasdaq: VVUS) today announced the issuance of three additional patents by the U.S. Patent and Trademark Office (USPTO) covering Qnexa, an investigational new drug candidate for the treatment of obesity.The three new patents are the second, third, and fourth patents to be granted in a series of patent applications VIVUS has filed that are directed to the Qnexa product and methods of using Qnexa in various therapeutic applications. U.S. Patent No. 7,659,256 affords broad composition-of-matter protection as well as expanded protection on the use of Qnexa to effect weight loss in patients who may be overweight or obese.  In addition, U.S. Patent No. 7,674,776 broadly claims Qnexa dosage forms, controlled release formulations, and methods of use, including the treatment of Syndrome X, a common multisymptomatic disorder often found in obese patients, and the treatment of other conditions that can be alleviated with loss of body weight, such as sleep apnea.  U.S. Patent No. 7,553,818 also expands on the method-of-use coverage provided by the initial VIVUS patent in this series, U.S. Patent No. 7,056,890, issued June 6, 2006.

“The three new patents significantly expand on the intellectual property coverage afforded Qnexa, and the issuance of these patents indicates that the USPTO clearly continues to recognize the unique aspects of Qnexa,” stated Peter Tam, president of VIVUS. “Together with the original Qnexa patent, these new patents provide substantial protection for our Qnexa franchise into at least 2020.”

About Qnexa

Qnexa (Q-NEX-uh) is an investigational drug candidate being developed to address weight loss. Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low dose phentermine and topiramate, which is believed to address both appetite and satiety - the two main mechanisms that impact eating behavior - in one capsule. In phase 2 and 3 clinical data to date, Qnexa has demonstrated significant weight loss, glycemic control, reduction in sleep apnea events and improvement in cardiovascular risk factors.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health.  The company’s lead investigational product in clinical development, Qnexa®, has completed phase 3 clinical trials for the treatment of obesity and an NDA has been filed and accepted by the FDA, with an action date of October 28, 2010. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor for the treatment of erectile dysfunction, and in phase 2 development of Luramist™ for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already commercially available. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.

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